Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-259725, 333-255828, 333-234678 on Form S-3 and Registration Statement Nos. 333-234083, 333-239243, and 333-256806 on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements and financial statement schedule of Custom Truck One Source, Inc. (formerly Nesco Holdings, Inc.), appearing in this Annual Report on Form 10-K of Custom Truck One Source, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 16, 2022